Exhibit 10.2

NTL INCORPORATED

909 Third Avenue
New York, New York 10022

6 September 2004

Mr. Scott Schubert
Flat 9

William Street House
William Street
London SW1X 9HH

Re:  Extension & Amendment of Employment Agreement dated as of 4

March 2003 (the “Agreement”)

Dear Scott:

As we have discussed, now that NTL incorporated (the “Company”) has emerged from its Chapter 11 reorganization and has successfully completed its $1.4 billion equity offering and multibillion bond and credit agreement financings, it is entering into a new phase of its existence. The Company will therefore have new initiatives and projects which will require reshaping the management team.  In addition, the employment term under your existing agreement expires on 31 Dec 2004 and we have discussed together your own plans and the Company’s plans on a going forward basis.

This letter confirms our agreement concerning the renewal of your Employment Term under the existing Agreement. (Terms not otherwise defined in this Letter are used as defined in the Agreement.)

1                  Amendment of Agreement.  Subject to the agreements set forth in this Letter which amend and supplement the Agreement, the Agreement shall remain in full force and effect until the end of the Extension Period (defined below) unless otherwise terminated in accordance with its terms.

2.               Extension.  The Employment Term of the Agreement is hereby extended from 31 Dec 2004 until 30 April 2005 (the “Extension Period”). The parties may agree to extend this Extension Period beyond such date on mutually satisfactory terms provided that the Company provides at least two months prior notice of its intention to request renewal. No notice of non-renewal is required prior to expiration of the Extension Period under Section 2a of the Agreement.

3.               Duties: Title. (A) As we have discussed, the Company will appoint a new Chief Financial Officer with an effective date of employment as of 20 Sept

2004.  Prior to this date you will continue to be the Company’s Chief Financial Officer.

(B) From and after this date, you will instead act as the Company’s Executive Vice President – Corporate Development. The duties for this position will be working with the Company’s Chairman of the Board, Chief Executive Officer, Chief Financial Officer, General Counsel and other members of the Company’s management in developing the Company’s business, including evaluating and implementing any corporate development plans for the Company such as M&A activity, divestitures, joint ventures, etc. and such other similar duties as may be requested from time to time by the Company’s Chairman, CEO or Board of Directors. (Both parties agree that references to title and duties in the Agreement shall refer to the foregoing title and duties from and after 20 Sept 2004.)

(C) From and after 20 Sept 2004 you may serve on the board of directors of up to two for-profit companies, subject however to prior notification to be provided to the President of the Company and provided that such endeavours do not interfere with the conduct of your duties and that the identity of such companies is subject to the reasonable consent of the Company. Any and all travel expenses and other expenses associated with such positions shall be borne by such other companies.

4.               Base Salary; Benefits.  Your Base Salary will remain in effect through the Extension Period. You will continue to be eligible for all bonuses as per the Agreement and all benefits including ex-patriate benefits through the Extension Period (on a pro rata basis as may be appropriate). In addition, you will be a participant in the Company’s Long Term Incentive Plan (“LTIP”) and in the event that the Extension Period has not been extended to the date the LTIP payment is made you will receive those payments pro rated through the end of the Extension Period (as may have been further extended); provided that (i) you have not been Terminated for Cause; (ii) you have not resigned from your position and (iii) you are not in breach of the Agreement. (Actual amounts paid, if any, will of course be subject to the terms of the LTIP.) Vacation days for the calendar year will be determined on a pro rata basis.

5.               Options.  Your options which are subject to vesting in April of 2005 will vest on the relevant dates (even if the Company has effected a Termination without Cause), provided that (i) you have not been Terminated for Cause; (ii) you have not resigned from your position and (iii) you are not in breach of the Agreement. The terms of the options will continue in full force and effect.

6.               Exchange Rates.  As per the terms of the Agreement, you will be entitled to designate at one time during each calendar year (commencing on or after 1 January 2005) a percentage of cash compensation not yet paid to be paid in US Dollars, with the exchange rate set on the date such designation is made as provided by Section 3a of the Agreement. The foregoing designation right applies with respect to years occurring after termination of the Employment Term in which any cash payments will be made.

7.               Non-Renewal.  In the event that the Employment Term shall end on 30 April 2005 (having not been extended again) and you are not, on the date of expiration, a party to a new employment agreement with the Company, then upon execution and delivery of the general release as provided for by the terms of Section 7c of the Agreement, the Company shall pay to you a lump-sum severance payment of cash equal to the product of the Base Salary times 2 (as provided by Section 7c).  This Letter constitutes a renewal of the Employment Term and in the event that there is no further renewal of the Employment Term, such failure to renew shall not constitute a “non-renewal” under the terms of the Agreement for any reason except as provided in this clause 7.

8.               Miscellaneous.  This Letter shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to the principles of conflicts of laws. This Letter shall be subject to all other terms of the Agreement (such as address for notices, jurisdiction, etc.). The parties agree that the Agreement shall remain in full force and effect except as modified by the terms hereof.

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Please acknowledge your agreement with the foregoing by executing a copy of this Letter in the space provided below.

Sincerely,

NTL INCORPORATED

By	/s/ S.P. Duffy

Name: S.P. Duffy

Title: CEO

AGREED & ACCEPTED

/s/ Scott Schubert

Scott Schubert